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EXHIBIT 12.    STATEMENT RE:  COMPUTATION OF RATIOS


                     First Hawaiian, Inc. and Subsidiaries
        Computation of Consolidated Ratios of Earnings to Fixed Charges



                                           THREE MONTHS ENDED MARCH 31,
                                           ----------------------------
                                            1994                 1993
                                           -------              -------
                                              (dollars in thousands)

Income before income taxes and
 cumulative effect of a change
 in accounting principle                   $28,905              $25,702
                                           -------              -------


Fixed charges:(1)
 Interest expense                           42,385               41,658
 Capitalized interest                           --                1,092
 Rental expense                              1,084                  613
                                           -------              -------
                                            43,469               43,363
Less interest on deposits                   30,136               35,022
                                           -------              -------

 Net fixed charges                          13,333                8,341
                                           -------              -------

 Earnings, excluding
   interest on deposits                    $42,238              $34,043
                                           =======              =======

 Earnings, including
   interest on deposits                    $72,374              $69,065
                                           =======              =======

Ratio of earnings to
 fixed charges:

 Excluding interest on deposits               3.17 X               4.08 x

  Including interest on deposits              1.66 X               1.59 x



(1) For purposes of computing the above ratios, earnings represent income before income taxes and cumulative effect of a change in accounting principle plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, include all interest, whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.





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